UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and

Exchange Act of 1934

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LCNB Corp.

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LCNB CORP.

P.O. Box 59

Lebanon, Ohio 45036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2016

TO THE SHAREHOLDERS OF LCNB CORP.:

You are cordially invited to attend the annual meeting of the shareholders of LCNB Corp. to be held on April 26, 2016 at 10:00 a.m. EDT at the principal executive offices of LCNB Corp. at 2 North Broadway, Lebanon, Ohio 45036, for the purpose of considering and acting on the following:

1.

Electing Class II directors to serve until the 2019 annual meeting.

2.

Amending LCNB’s Amended and Restated Articles of Incorporation to increase authorized shares of common stock.

3.

Ratifying the appointment of BKD, LLP as the independent registered public accounting firm for the Company.

4.

Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 2016 will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/ Steve P. Foster

Steve P. Foster

President & Chief Executive Officer

March 24, 2016

IMPORTANT

A proxy statement and proxy are submitted herewith.  As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this annual meeting in person.  The proxy is revocable at any time prior to the exercise thereof by written notice to the company, and shareholders who attend the annual meeting may withdraw their proxies and vote their shares personally if they so desire.

PROXY STATEMENT

LCNB CORP.

P.O. Box 59

Lebanon, Ohio 45036

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2016

INTRODUCTION

The enclosed proxy is solicited by the Board of Directors of LCNB Corp. (also referred to as “LCNB” or the “Company”), in connection with the annual meeting of shareholders to be held on April 26, 2016 at 10:00 a.m. EDT at the principal executive offices of LCNB located at 2 North Broadway, Lebanon, Ohio 45036, or at any adjournments thereof.

The meeting has been called for the following purposes: (i) electing Class II directors to serve until the 2019 annual meeting; (ii) amending LCNB’s Amended and Restated Articles of Incorporation to increase authorized shares of common stock; (iii) ratifying the appointment of BKD, LLP as the independent registered public accounting firm for the Company; and (iv) transacting such other business as may properly come before the meeting or any adjournment thereof.

This Proxy Statement and the accompanying notice of meeting are being mailed to shareholders on or about March 28, 2016.

REVOCATION OF PROXIES, DISCRETIONARY

AUTHORITY AND CUMULATIVE VOTING

LCNB Common Shares can be voted at the annual meeting only if the shareholder is represented by proxy or is present in person.  Shareholders who execute proxies retain the right to revoke them at any time.  Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof.  Proxies may be revoked by: (i) written notice to the Secretary of LCNB (addressed to LCNB Corp., P.O. Box 59, Lebanon, Ohio 45036, Attention: Secretary); (ii) by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting; or (iii) in open meeting at any time before it is voted.

Proxies solicited by the Board of Directors (the “Board”) will be voted in accordance with the directions given therein.  Where no instructions are indicated, properly executed proxies will be voted (i) FOR the election of the nominees for Class II directors, (ii) FOR the amendment to LCNB’s Amended and Restated Articles of Incorporation to increase authorized shares of common stock, and (iii) FOR the ratification of the appointment of BKD, LLP as the independent registered public accounting firm for the Company.  The proxy confers discretionary authority on the persons named therein to vote with respect to (i) the election of any person as a director where the nominee is unavailable or unable to serve, (ii) matters incident to the conduct of the meeting and (iii) any other business that may properly come before the meeting or any adjournments thereof.  At this time, it is not known whether there will be cumulative voting for the election of directors at the meeting.  If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

PERSON MAKING THE SOLICITATION

The enclosed proxy is being solicited by LCNB, and the cost of soliciting proxies will be borne by LCNB.  In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and employees of LCNB who will receive no compensation in addition to their regular compensation.

VOTING SECURITIES

Each of the LCNB common shares (the “Common Shares”) outstanding on March 1, 2016, the record date of the meeting, is entitled to one vote on all matters coming before the meeting.  As of March 1, 2016, LCNB had 9,926,360 Common Shares issued and outstanding.  Only shareholders of record on the books of the Company on March 1, 2016 will be entitled to vote at the meeting either in person or by proxy.  The presence at the meeting of at least a majority of the shares, in person or by proxy, will be required to constitute a quorum at the meeting.

Shareholders of LCNB have cumulative voting rights in connection with the election of directors if notice is given to the president, a vice-president or the secretary of LCNB, not less than 48 hours before the time fixed for holding the meeting, that any shareholder desires that the voting be cumulative. Cumulative voting rights enable a shareholder to cumulate his or her voting power to give one candidate as many votes as the number of directors to be elected multiplied by the number of Common Shares owned by that person, or to distribute his votes on the same principal among two or more candidates as the shareholder sees fit.  If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 2015, the wholly-owned subsidiary of LCNB, LCNB National Bank (the “Bank”), beneficially owned 6.93% of LCNB’s Common Shares through the operations of the Bank’s Trust Department. Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who, directly or indirectly, has or shares voting power or investment power over such security.

The table below further describes the beneficial ownership of Common Shares by the Bank and others.

Name and address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares
LCNB National Bank	687,822 (1)	6.93%
2 North Broadway Lebanon, OH 45036

Sy Jacobs Jacobs Asset Management, LLC 11 East 26th Street, Suite 1900 New York, NY 10010	646,940 (2)	6.52%

FMR, LLC 245 Summer Street Boston, MA 02210	815,819 (3)	8.22%

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(1)

The Common Shares reflected in this table are held in trust, agency or custodial capacities by LCNB National Bank.  In its capacity, LCNB National Bank has sole or shared power to vote and/or dispose of the shares reflected in this table.

(2)

Information is based on an amended Schedule 13G filed by Sy Jacobs and Jacobs Asset Management, LLC (“JAM”) on February 16, 2016 reporting that they are deemed to be the beneficial owners of in excess of 5% of the outstanding Common Shares. Sy Jacobs is the Managing Member of Jacobs Asset Management, LLC.  Mr. Jacobs has sole voting and dispositive power with respect to 22,392 shares. Mr. Jacobs and JAM have shared voting and dispositive power with respect to 624,548 shares

(3)

Information is based on a Schedule 13G filed by FMR, LLC (“FMR”) on February 12, 2016 reporting that it is deemed to be the beneficial owner of in excess of 5% of the outstanding  Common Shares. FMR reported that it has sole voting power with respect to 120,906 of the indicated shares and sole dispositive power with respect to all 815,819 of the indicated shares, which includes shares beneficially owned by a wholly-owned subsidiary of FMR which acts as investment adviser to various investment companies.

The following table sets forth, as of December 31, 2015, the ownership of Common Shares by management of LCNB, including (i) the Common Shares beneficially owned by each director, nominee for director and named executive officer of LCNB and (ii) the Common Shares beneficially owned by all officers, directors and nominees for director as a group.

Name, Position(s) of Beneficial Owner or Director	Number of Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding

Stephen P. Wilson Chairman of the Board	94,549	0.95%
Steve P. Foster Chief Executive Officer, President and Director	33,102	0.33%
Spencer S. Cropper(2) Director	30,155	0.30%
George L. Leasure(3) Director, Assistant Secretary	34,590	0.35%
William H. Kaufman(4) Director	72,505	0.73%
Anne Krehbiel Director, Secretary	4,000	0.04%
John H. Kochensparger III Director	147,860	1.49%

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Robert C. Haines II Executive Vice President, Chief Financial Officer	9,027	0.09%
Matthew P. Layer(5) Executive Vice President	9,166	0.09%
Leroy F. McKay Executive Vice President	16,720	0.17%
Eric J. Meilstrup Executive Vice President	13,565	0.14%

All directors and officers as a group (11 persons)	465,239	4.69%

(1)

The Securities and Exchange Commission has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days.  The number of shares listed for each person includes shares held in the name of spouses, minor children, certain relatives, trusts or estates whose share ownership under the beneficial ownership rules of the Securities and Exchange Commission is to be aggregated with that of the director or officer whose share ownership is shown.

(2)

Does not include 44,920 shares held in a Family Limited Partnership in which Mr. Cropper owns 21.365% interest.  Includes 1,835 shares held by Mr. Cropper’s Spouse.

(3)

Includes 34,590 shares held in trust.

(4)

Includes 33,200 shares held in trust, 16,800 shares held jointly with Mr. Kaufman’s spouse, and 6,200 shares owned by Mr. Kaufman’s spouse.

(5)

Includes 323 shares held by Mr. Layer’s Spouse.

ITEMS OF BUSINESS TO BE VOTED ON BY SHAREHOLDERS

PROPOSAL 1.   ELECTION OF DIRECTORS

LCNB’s Regulations provide that its business shall be managed by a Board of Directors of not less than five nor more than fifteen persons.  LCNB’s Amended Articles of Incorporation divide such directors into three classes as nearly equal in number as possible and set their terms at three years.  The Board of Directors currently has seven members, with Class I having three members, Class II having two members, and Class III having two members.

Assuming that at least a majority of the issued and outstanding common shares are present at the meeting so that a quorum exists, the nominees for Class II directors of LCNB receiving the most votes will be elected as directors.

The Board of Directors has nominated:

Steve P. Foster

Anne E. Krehbiel

Valerie S. Krueckeberg

The nominees have been nominated to serve as Class II directors until the 2019 annual meeting of shareholders and until their respective successors are elected and qualified.  Mr. Foster and Ms. Krehbiel are incumbent directors whose present terms will expire at the 2016 annual meeting. Ms. Krueckeberg was selected by the Nominating Committee and nominated by the Board of Directors to stand for election at this year’s annual meeting of shareholders.

Please see the narrative under the heading “Director and Nominee Qualifications” beginning on page 11 of this Proxy Statement for additional discussion of the qualifications of each director nominee and continuing director.

It is intended that Common Shares represented by the accompanying form of proxy will be voted FOR the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors.  The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.  At this time, it is not known whether there will be cumulative voting for the election of directors at the meeting.  If any shareholder properly demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

The following table sets forth information concerning the nominees for the Class II directors of LCNB.

Name	Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term To Expire
Steve P. Foster	63	Banker, President and CEO of the Bank	Director, President and CEO	2005	2019
Anne E. Krehbiel	60	Attorney at Law, Krehbiel Law Office	Director, Secretary	2010	2019

Valerie S. Krueckeberg	46	Certified Public Accountant	None	NA	2019

The Board of Directors recommends that shareholders vote FOR the election of the nominees.

PROPOSAL 2.   AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

On February 8, 2016, LCNB’s Board approved an amendment to Article Fourth, Section A of the Amended and Restated Articles of Incorporation of LCNB, as amended (the “Articles”), and approved its submission to the shareholders for their approval at the annual meeting.  The proposed amendment to the Articles increases the number of authorized shares of common stock from 12,000,000 to 19,000,000 shares.  The full text of the proposed amendment to Article Fourth, Section A of the Amended and Restated Articles of Incorporation, as amended, is attached as Appendix A to this Proxy Statement.

The proposed amendment to LCNB's Articles would increase the number of shares of common stock which LCNB is authorized to issue from 12,000,000 to 19,000,000.  The additional 7,000,000 would be part of the existing class of common stock presently issued and outstanding.  At March 1, 2016, 9,926,360 shares of common stock were outstanding, 753,627 were in Treasury, and of the remaining 1,027,579 authorized but unissued shares of common stock, LCNB has reserved approximately 94,749 shares pursuant to LCNB’s outstanding options and 433,962 shares pursuant to the 2015 Incentive Compensation Plan.  At March 1, 2016 1,000,000 shares of preferred stock were authorized and 0 shares of preferred stock were outstanding.

The Board believes it is desirable to increase the number of shares of common stock LCNB is authorized to issue for the reasons set forth below and to provide LCNB with adequate flexibility in the future. If this proposal is adopted by the shareholders, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes and consideration as the Board may approve without further shareholder approval, except as such approval is required by applicable law or regulation.  Such purposes may include issuing additional common stock or other securities convertible into common stock in connection with public or private financing transactions, establishing strategic relationships with other companies, acquisitions or other corporate transactions, as well as issuing stock dividends, warrants, stock options, restricted stock and other stock-based incentive or compensation programs.  At this time, there are no current specific plans, understandings or arrangements for the use of the additional shares.

LCNB wishes to be in the position to take advantage of any opportunities that might present themselves to the Company, and such opportunities for additional issuance could arise at any time.  The availability of additional shares of common stock for issuance, without the delay and expense of obtaining additional shareholder approval, will afford LCNB greater flexibility in acting upon opportunities and transactions, if any, which may arise.

Under Ohio law, the proposed amendment to the Articles will not be effective unless approved by the shareholders by a two-thirds majority vote. The authorization of additional shares of common stock will not, by itself, have any effect on the rights of present shareholders.  To the extent that additional authorized shares are issued in the future, such issuance may decrease our existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing shareholders.  The additional shares to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. Shareholders do not have preemptive rights to subscribe for or purchase additional shares of common stock. Accordingly, the issuance of additional shares of common stock for corporate purposes other than a stock split or stock dividend could have a dilutive effect on the ownership and voting rights of shareholders at the time of issuance such as dilution of ownership percentages, earnings per share amounts, and voting rights of current holders of common stock.

The proposed amendment to Article Fourth, Section A of LCNB’s Articles, if adopted by the required two-thirds majority vote of the shareholders, will become effective on the date on which the Certificate of Amendment by Shareholders to the Articles is filed with the Secretary of State of Ohio, which would occur shortly after the meeting.

At the present time, LCNB is not aware of any pending or threatened efforts by any third party to obtain control of LCNB, and this proposal is not being made in response to any such efforts.  However, the availability for issuance of additional shares of common stock could enable the Board to make more difficult or discourage an attempt to obtain control of LCNB.  For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of LCNB and deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by LCNB.

As set forth above, such devices may adversely impact shareholders who desire a change in management and/or the Board or to participate in a tender offer or other sale transaction involving a change in control of LCNB.  While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by LCNB’s Board.

The affirmative vote of holders of at least 6,617,574 shares entitled to vote at the Annual Meeting is required to approve the proposed amendment.  If the amendment is not approved by the shareholders, LCNB’s Articles of Incorporation, which authorize the issuance of up to 12,000,000 shares of common stock, will continue in effect.  Proxies will be voted in favor of the following resolution unless otherwise instructed by the shareholders.

The Board of Directors recommends that shareholders vote FOR the following resolution:

“RESOLVED, that Article Fourth, Section A of the Amended and Restated Articles of Incorporation, as amended, be amended to increase the authorized shares of common stock by 7,000,000 shares.”

PROPOSAL 3.  RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

The Audit Committee of the Board of Directors of the Company has selected BKD, LLP (“BKD”), 312 Walnut Street, Suite 3000, Cincinnati, Ohio, as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2016.  BKD, LLP was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015 and has served the Company in that role since 2014.

Representatives from BKD are expected to attend the 2016 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of BKD as the Company’s independent registered public accounting firm.  Although ratification of the appointment is not required by law, the Company’s Regulations, or otherwise, the Board is submitting the selection of BKD to our shareholders for ratification as a matter of good corporate practice.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

It is intended that the common shares represented by the accompanying form of proxy will be voted FOR the resolution ratifying the appointment of BKD as the Company’s independent registered public accounting firm, unless contrary instructions are indicated as provided on the proxy card.  If you do not wish your shares to be voted for the resolution, please so indicate on the proxy card.

The Board of Directors recommends that shareholders vote FOR the following resolution:

“RESOLVED, that action by the Audit Committee appointing BKD, LLP, as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2016 is hereby ratified, confirmed and approved.”

DIRECTORS AND EXECUTIVE OFFICERS

Except for the beneficial ownership by the Bank of 6.93% of LCNB’s Common Shares previously discussed in this Proxy Statement, to LCNB’s knowledge, no director, officer or affiliate of LCNB is the owner of record or beneficially of more than 5% of LCNB’s Common Shares, or any associate of any such director, officer, affiliate of LCNB or security holder, is an adverse party to LCNB or any of its subsidiaries or has a material interest that is adverse to LCNB or any of its subsidiaries.

The following table sets forth information concerning the directors, nominees for director and executive officers of LCNB.  Included in the table is information regarding each person’s principal occupation or employment during the past five years.

Name, Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term to Expire
Stephen P. Wilson, 65	Banker, Chairman of the Board of the Bank	Director, Chairman of the Board	1982	2018
Steve P. Foster, 63	Banker, President and CEO of the Bank	Director, President and CEO	2005	2016
Spencer S. Cropper, 43	Certified Public Accountant for Stolle Properties, Inc.	Director	2006	2018
William H. Kaufman, 72	Attorney at Law, Kaufman & Florence	Director	1982	2017
John H. Kochensparger III 71	Formerly President, CEO and Director of First Capital Bancshares, Inc., and Citizens National Bank of Chillicothe	Director	2013	2018
Anne E. Krehbiel, 60	Attorney at Law, Krehbiel Law Office	Director, Secretary	2010	2016
George L. Leasure, 83	Chairman and Director of GMi Companies	Director, Assistant Secretary	1994	2017
Valerie S. Krueckeberg, 46	Certified Public Accountant	None	NA	NA
Robert C. Haines II, 43	Banker	Executive Vice President, Chief Financial Officer	NA	NA
Matthew P. Layer, 53	Banker	Executive Vice President	NA	NA
Leroy F. McKay, 64	Banker	Executive Vice President, Trust Officer	NA	NA
Eric J. Meilstrup, 48	Banker	Executive Vice President, Cashier	NA	NA

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Director and Nominee Qualifications

The Nominating Committee of our Board of Directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the Board of Directors with respect to such candidates.  There is currently one Class II vacancy and one Class III on the Board of Directors. Ms. Krueckeberg has been nominated to fill the Class II vacancy and the Board plans to fill the Class III vacancy in due course following the selection of a suitable candidate. The Board has not adopted a policy with respect to minimum qualifications for directors, rather the Nominating Committee evaluates each individual in the context of the board as a whole and with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests.  The committee, in making its nominations, considers all relevant qualifications of candidates for board membership, including, among other things, factors such as an individual’s business experience, industry knowledge and experience, financial background, breadth of knowledge about issues affecting the Company, public company experience, regulatory experience, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of the NASDAQ Stock Market.  In some cases, the Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time.  In the case of incumbent directors whose terms of office are set to expire, the committee also reviews such director’s overall service to the Company during his or her term and any relationships and transactions that might impair such director’s independence.

While the Company does not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership.  Such diversity considerations are discussed by the Nominating Committee in connection with the general qualifications of each potential nominee.

Class I Directors (Terms Expire in 2018)

Stephen P. Wilson is the Chairman of LCNB Corp. and LCNB National Bank. He joined the LCNB staff in 1975 and the LCNB Board of Directors in 1982. He previously served as Chief Executive Officer of LCNB and the Bank from 1992-2015. He is a Past Chairman of the American Bankers Association and a former board member of the Federal Reserve Bank of Cleveland.  Mr. Wilson serves on the Appraisal Committee, Trust Investment Committee, Bond Committee, Bank Building Committee, Loan Committee, and the Pension Committee.

Mr. Wilson is a board member and treasurer of AAA Cincinnati, Chairman of the Board of Harmon Civic Trust, Vice Chair of Warren Co. Port Authority, a trustee of Miami University, a trustee of the Ralph J. Stolle Countryside YMCA, Board member of the Warren County Foundation, and a member of the Area Progress Council. He is an active member of the Otterbein United Methodist Church.

Through his extensive tenure on the Board and as a former executive with the Company, Mr. Wilson has developed unique insights into the business activities of the Company and its subsidiary and provides the Board with information as to the operations of each, identifying near and long-term challenges and opportunities for the Company.

Spencer S. Cropper is employed by Stolle Properties, Inc., a subsidiary of the Ralph J. Stolle Company, and currently serves on the company’s Board of Directors.  He joined the LCNB Board of Directors in 2006.  Mr. Cropper serves on the Audit Committee, the Bond Committee, the Pension Committee, the Loan Committee, and the Nominating and Compensation Committee.

Mr. Cropper is a Certified Public Accountant, a member of the Ohio Society of Certified Public Accountants and a member of the American Institute of Certified Public Accounts.  He serves on the Board of Directors for the Ralph J. Stolle Countryside YMCA, as well as the Boards of Trustees for the Ralph J. Stolle Countryside YMCA, the Warren County Foundation, and Bethesda Foundation, Inc.

Mr. Cropper brings to the Board relevant experience in accounting and financial matters.

John H. Kochensparger III previously served as a member of the board of directors of First Capital Bancshares Inc. and Citizens National Bank of Chillicothe, Ohio for 22 years, and served as Chairman of the board for 10 years.  Mr. Kochensparger was self-employed as an independent manufacturer’s representative for companies relating to the golf industry.  He also serves as Vice President of the National Golf Salesmen Association.  He brings 27 years of banking and management experience to the Board.  Mr. Kochensparger serves on the Compensation Committee, the Nominating Committee, the Trust Committee and the Building Committee.

Class II Directors (Terms Expire in 2016)

Steve P. Foster is President and Chief Executive Officer of both LCNB Corp. and LCNB National Bank.  He joined the LCNB staff in 1977 and has served as internal auditor, branch manager, and loan officer. He started the Information Technology Department and, more recently, served as Chief Financial Officer. He was elected to the LCNB Board of Directors in 2005 and serves on the Trust Investment Committee, the Building Committee, the Bond Committee, the Pension Committee, and the Loan Committee. On December 28, 2015, he was appointed as Chief Executive Officer of LCNB and the Bank.

Through his long management tenure with the Company and the Bank, Mr. Foster provides the Board with information gained from direct management of the operations of the Company and the Bank. Further, in his leadership positions in financial areas, he has developed business knowledge and understanding across our operations.

Anne E. Krehbiel joined the Board in 2010.  Ms. Krehbiel is an attorney, who received her law degree from the University of Cincinnati in 1980, and has practiced law at her firm, Krehbiel Law Office, in Lebanon, Ohio since 1989.  She is certified as an Estate Planning, Trust and Probate Law Specialist. Ms. Krehbiel serves on the Audit Committee, the Building Committee, Bond Committee, Loan Committee, the Nominating Committee and the Compensation Committee.

Ms. Krehbiel serves on a number of organizations including: Harmon Civic Trust; the Warren County Bar Association, of which she is a former president; and Lebanon Rotary International.  She also volunteers as a swimming official in Southwestern Ohio.

Ms. Krehbiel brings to the Board relevant experience in legal matters, valuable insights and business experience from running her own law firm and an extensive involvement in the communities served by the Company and its subsidiaries.

Valerie S. Krueckeberg is a practicing Certified Public Accountant, providing a variety of finance and accounting advisory and consulting services to clients. Prior to starting her own firm, she was a Partner at KPMG LLP. She has previously served as a Board member and Audit Committee chairperson for Kenra, Ltd, Board member and Interim Executive Director of The Children’s Theatre of Cincinnati, Inc., and Interim Controller for Medpace, Inc.

 Ms. Krueckeberg is the current chairperson for The Ohio CPA Foundation Board of Trustees and is a member of the Ohio Society of Certified Public Accountants and the American Institute of Certified Public Accountants.   She serves on the Miami University Accountancy Advisory Group, and is an active volunteer for Mason City Schools.

 If elected, Ms. Krueckeberg will bring to the Board extensive experience in public accounting and financial matters.

Class III Directors (Terms Expire in 2017)

George L. Leasure joined the Board in 1994.  He founded GMi Companies (formerly Ghent Mfg., Inc.) in 1976 and now serves as its Chairman and a director.  The company manufactures chalkboards, markerboards and related products.  Mr. Leasure serves on the Bond Committee, the Loan Committee, the Compensation Committee, the Nominating Committee, and the Trust Investment Committee.

Mr. Leasure is active in many Warren County civic and charitable organizations including serving on the Board of Trustees for the Countryside YMCA and as a member of the Area Progress Council.

Mr. Leasure’s executive and management experience have equipped him to contribute to the Board’s oversight of management and business activities.

William H. Kaufman is an attorney and senior partner of Kaufman and Florence Law Office located in Lebanon.  He began his legal career as an attorney with the law firm of Young and Jones, whose office was located in the Bank building.

Mr. Kaufman joined the LCNB Board of Directors in 1982 and serves on the Bond, Loan, and Bank Building Committee’s.  He also oversees all day-to-day legal matters and real estate closings for the Bank.

Mr. Kaufman provides the Board with relevant experience in legal matters and, through his long tenure on the board, an institutional knowledge of the operations of the Company and its subsidiaries.

Board Leadership Structure and Role in Risk Oversight

As of January 1, 2016, the Board has separated the position of Chairman of the Board from the position of Chief Executive Officer. Steve P. Foster serves as our President and Chief Executive Officer and Stephen P. Wilson serves as Chairman of the Board. As the oversight responsibilities of the Board of Directors have expanded over the years, the Board has determined that it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the President/CEO to focus his efforts on the day-to-day management of the Company. The Board believes that it is important to have the President/CEO as a director. The Company aims to foster an appropriate level of separation between these two distinct levels of leadership of the Company. In addition to the Chairman, leadership is also provided through the respective chairs of the Board’s various committees. However, no single leadership model is right for all companies and at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a combined Chief Executive Officer and Chairman of the Board position, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately.  Several oversight functions are delegated to committees of the Board with such committees regularly reporting to the full Board the results of their respective oversight activities.  For example, the Audit Committee meets periodically with management in order to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.  As part of this process, the Audit Committee reviews management’s risk-assessment process and reports its findings to the full Board. Also, the Compensation Committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking.  Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or Board committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LCNB has engaged and intends to continue to engage in the lending of money through the LCNB National Bank, its wholly-owned subsidiary, to various directors and officers of the Company.  These loans to such persons were made in the ordinary course of business and in compliance with applicable banking laws and regulations, on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or other unfavorable features.

In addition to those banking transactions conducted in the ordinary course, the Bank was involved in the related transactions described below.  Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

The Bank retained the law firm of Kaufman & Florence during 2015 for legal services in connection with various matters arising in the course of the Bank’s business.  William H. Kaufman, a director of LCNB, is a partner in Kaufman & Florence.  Additionally, customers of the Bank are charged for certain legal services provided by Mr. Kaufman’s firm in the preparation of various documents.  The approximate amount billed by Kaufman & Florence for legal services during 2015 was $118,543.  The Bank contemplates using Mr. Kaufman’s firm in the future on similar terms, as needed.

The Company does not have a written process of approval and ratification of related party transactions.  However, the Company does adhere to an unwritten policy, whereby before the Company or the Bank enters into any transaction for which the value of the transaction is expected to be at least $120,000, and an interested party in the transaction is a director, executive officer, an immediate family member of a director or officer, or a shareholder owning 5% or greater of the Company’s outstanding stock, the disinterested Board of Directors must review and approve the transaction.  In reviewing the potential transaction, the directors will consider the fairness of the transaction to the Company, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Company, and such other factors determined advisable by the Board of Directors.  In 2015, the Board of Directors reviewed and approved of the related party transaction with Mr. Kaufman’s firm, as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires LCNB’s officers and directors and persons who own more than 10% of a registered class of LCNB’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required to furnish LCNB with copies of all Section 16(a) forms they file.  Based solely on LCNB’s review of the section 16(a) forms received by it and by statements of officers and directors concerning their compliance with the applicable filing requirements, the officers, directors and greater than 10% beneficial owners of LCNB have complied with all applicable filing requirements.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

In the fiscal year ended December 31, 2015, the Board of Directors met on 6 occasions.  Each incumbent director attended 85.7% or more of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served. The Company encourages its directors to attend the Annual Meeting of the Shareholders, and in 2015, all of the directors attended the meeting. Directors do not receive any compensation from LCNB for their service on the Board of Directors of LCNB.  However, each director of LCNB also serves as a director of LCNB National Bank, the banking subsidiary of LCNB, which meets twice per month, for which each is compensated at a rate of $14,000 annually.  In addition, non-employee directors who serve on committees of the Board of Directors receive $150 for each committee meeting attended.  Further, the directors participate like the employees of the Company in the Non-Equity Incentive Plan of the Company, and thus receive cash compensation based upon the success of the Company over the previous year.  In 2015, the directors each received compensation under this plan equal to 9.5% of their annual base compensation and committee meeting fees earned during 2015.

The table below summarizes all compensation paid to the directors of LCNB for their services as directors during fiscal year 2015.

Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Stephen P. Wilson	$14,000	$1,330	$15,330
Steve P. Foster	$14,000	$1,330	$15,330
Rick L. Blossom(3)	$14,900	$1,416	$16,316
Spencer S. Cropper	$14,900	$1,416	$16,316
William H. Kaufman	$14,000	$1,330	$15,330
Anne E. Krehbiel	$15,050	$1,430	$16,480
John H. Kochensparger III	$17,150	$1,629	$18,779
George L. Leasure	$17,150	$1,629	$18,779

(1)

The compensation paid to the directors of LCNB includes committee fees as follows: S. Cropper, $900; G. Leasure, $3,150; A. Krehbiel, $1,050; R. Blossom, $900; and J. Kochensparger $3,150. Mr. Wilson, Mr. Kaufman, and Mr. Foster are not independent directors and do not receive committee fees.

(2)

The directors, in addition to their base and committee fees, receive a cash award that corresponds to the Bank’s Non-Equity Incentive Plan. The percentage awarded to the officers is used to calculate the directors’ cash award that year.  The award is paid in the following year. This percentage is multiplied by the directors’ base fee plus the committee fee to arrive at the award. The percentage used for the award paid in 2015 was 9.5%.

(3)

Mr. Blossom passed away in February 2016.

The Company has an Audit Committee that serves in a dual capacity as the Audit Committee of the Bank.  During 2015, the members of the Audit Committee were Spencer S. Cropper (Chair), Anne E. Krehbiel, and Rick L. Blossom.  The Audit Committee met a total of 5 times in 2015.  All of the members of the Audit Committee meet the definition of independent director set forth in NASDAQ Listing Rule 5605(a)(2).  Until his passing in February 2016, Mr. Blossom served as the financial expert as defined by the Sarbanes-Oxley Act and NASDAQ Listing Rule 5605(a)(2). If elected to the Board, it is intended that Ms. Krueckeberg will serve as the financial expert on the Audit Committee. The Audit Committee is responsible for engaging independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of the Bank’s internal accounting controls.  The Board of Directors of the Company has adopted a written charter for the Audit Committee.  The Audit Committee Charter is available online at https://www.lcnb.com/ACharter.pdf.

The Bank also has a Building Committee, Appraisal Committee, Nominating Committee, Trust Committee, Bond Committee, Pension Committee, and Loan Committee.  Each of these committees meet as needed. The Building Committee reviews the facility needs and repair and improvement issues of the Bank and its branch and other office buildings.  The members of the Building Committee are Stephen P. Wilson, Anne E. Krehbiel, Steve P. Foster, John H. Kochensparger III, and William H. Kaufman.  The Appraisal Committee reviews the appraisals conducted by the Bank’s real estate appraisers to ensure that the appraisals are consistent and accurate.  The members of the Appraisal Committee are

Stephen P. Wilson, Peter Berninger, Matt Layer and Timothy Sheridan.  The Trust Committee reviews the various trusts accepted by the Trust Department of the Bank, reviews trust investments and advises the trust officers in department operations.  The members of the Trust Committee are Stephen P. Wilson, Steve P. Foster, Leroy F. McKay, George L. Leasure, John H. Kochensparger III, S. Diane Ingram, Melanie K. Crane, Bradley A. Ruppert, Rebecca H. Roess, Amy R. Kobes, Traci Hammiel, Michael D. Nusbaum, Myra A. Frame and Jackie Manley.  The Bond Committee reviews the adequacy of the Bank’s blanket bond coverage and recommends any changes in coverage to the Board of Directors of the Bank. The Bond Committee consists of the entire Board of Directors of the Bank.  The Pension Committee reviews the Bank’s defined benefit pension plan. The members of the Pension Committee are Stephen P. Wilson, Spencer S. Cropper, Steve P. Foster, Eric Meilstrup and Robert C. Haines II.  The Loan Committee reviews the lending procedures of the Bank and reviews and approves requests for loans in excess of the established lending authority of the officers of the Bank.  The Loan Committee consists of the entire Board of Directors of the Bank.

During 2015, the Nominating Committee consisted of all five of the Company’s independent directors (as defined in NASDAQ Listing Rule 5605(a)(2)): Spencer S. Cropper, John H. Kochensparger III, George L. Leasure, Anne E. Krehbiel, and Rick L. Blossom.  The Nominating Committee met 3 times in 2015 and does have a charter.  Decisions concerning nominees for the Board of Directors will be made by the nominating committee and ratified by the entire Board. The Board has not adopted a policy with respect to minimum qualifications for board members.  However, in making its nominations, the committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting the Company, time available for meetings and consultation regarding Company matters and other particular skills and experience possessed by the individual.  Please see the narrative under the heading “Director and Nominee Qualifications” beginning on page 11 of this Proxy Statement for additional discussion of the nomination process.  The Nominating Committee Charter is available online at https://www.lcnb.com/NCharter.pdf.

Historically, the Company has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s contacts are not sufficient to identify an appropriate candidate.

The Company has not received director candidate recommendations from its shareholders and, as such, does not have a formal policy regarding consideration of such recommendations.  However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members are evaluated.  The Company does not intend to treat shareholder recommendations in any manner different from other recommendations.  Shareholders may send director nomination recommendations to Stephen P. Wilson at P.O. Box 59, Lebanon, Ohio 45036.

The Bank has a designated Compensation Committee, which met 3 times in 2015 and does have a charter.  During 2015, this committee consisted of the independent directors of the Bank: Spencer S. Cropper, George L. Leasure, John H. Kochensparger III, Anne E. Krehbiel, and Rick L. Blossom.  The committee makes compensation recommendations to the Board of Directors for consideration, as further described in the “Compensation of Executive Officers” section below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2015, no executive officer of the Company served on the Board of Directors or compensation committee of any entity that compensates any member of the Company’s Compensation Committee.

SHAREHOLDER COMMUNICATION WITH BOARD MEMBERS

The Company maintains contact information, both telephone and email, on its website under the heading “Contact LCNB.” By following the contact link, https://www.lcnb.com/contact.asp, a shareholder will be given access to the Company’s toll-free telephone number and mailing address as well as a link to the Company email address for providing email correspondence.  Communications sent to that Company email address and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the shareholder communication.  In addition, communications received via telephone for the Board of Directors are forwarded to the Board by an officer of the Company.  In addition, shareholders may send communications to the Board or any of its members by sending such communications to the Company, c/o Secretary at P.O. Box 59, Lebanon, Ohio 45036.

CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees and a Code of Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Controller. These codes of ethics are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of three independent directors.  The responsibilities of the Audit Committee are set forth in the revised charter of the Audit Committee which was adopted by the Board of Directors of the Company on February 17, 2004. The Audit Committee reviews. and revises if necessary, the Audit Charter at least annually.  Any changes are presented to the Board of Directors for approval.  The Audit Committee, among other matters, is responsible for the annual appointment and supervision of the independent public accountants, and reviews the arrangements for and the results of the auditors’ examination of the Company’s books and records and auditors’ compensation.  The Audit Committee reviews the Company’s accounting policies, internal control procedures and systems and compliance activities.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management.  The committee has also reviewed and discussed with BKD, LLP their independence as auditors for the fiscal year ended December 31, 2015, as required to be discussed by SAS 61, as it may be modified or supplemented.

The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as may be modified or supplemented, and, as required, has discussed with BKD, LLP its independence.

Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

This report has been submitted by the Audit Committee:

Spencer S. Cropper

Anne E. Krehbiel

MARKET PRICE OF STOCK AND DIVIDEND DATA

Holders and Market Information

LCNB had approximately 1,015 registered holders of its Common Shares as of December 31, 2015. The number of shareholders includes banks and brokers who act as nominees, each of whom may represent more than one shareholder.  Its Common Shares are currently traded on the NASDAQ Capital Market under the symbol “LCNB”.  Several market-makers facilitate the trading of the Common Shares. Trade prices for LCNB’s Common Shares, reported through registered securities dealers, are set forth below.  Trades have occurred during the periods indicated without the knowledge of LCNB.

The trade prices shown below are interdealer without retail markups, markdowns or commissions.

2015	High	Low
First Quarter	$16.40	$13.95
Second Quarter	$17.88	$15.01
Third Quarter	$16.40	$15.26
Fourth Quarter	$17.18	$15.07

2014	High	Low
First Quarter	$18.24	$17.25
Second Quarter	$18.89	$14.67
Third Quarter	$17.14	$14.84
Fourth Quarter	$15.43	$13.83

Dividends

The following table presents cash dividends per share of common stock declared and paid in the periods shown.

	2015	2014
First Quarter	$0.160	$0.160
Second Quarter	$0.160	0.160
Third Quarter	$0.160	0.160
Fourth Quarter	$0.160	0.160
Total	$0.640	$0.640

-

It is expected that LCNB will continue to pay dividends on a similar schedule, to the extent permitted by business and other factors beyond management’s control.  LCNB depends on dividends from its subsidiary for the majority of its liquid assets, including the cash needed to pay dividends to its shareholders. Federal banking laws and regulations limit the amount of dividends the Bank may pay to the sum of retained net income, as defined, for the current year plus retained net income for the previous two years. Prior approval from the Office of the Comptroller of the Currency, the Bank’s primary regulator, would be necessary for the Bank to pay dividends in excess of this amount. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines. Management believes the Bank will be able to pay anticipated dividends to LCNB without needing to request approval.

Equity Compensation Plan Information

The Company’s 2015 Ownership Incentive Plan (the “Plan”) was approved by shareholders at last year’s annual meeting. The Plan provides for the grant of ownership incentives to key employees in the form of stock options, appreciation rights, restricted shares and/or restricted share units. The Plan is administered by the Compensation Committee.  For additional information on the Plan, please refer to the Company’s Definitive Proxy Statement, filed with the SEC on March 13, 2015. The Company’s previous equity incentive plan, the 2002 Ownership Incentive Plan (the “2002 Plan”), expired in accordance with its terms in 2012. The Board established the 2002 Plan to provide awards to certain executive officers after reaching specific earnings and asset growth goals set at the beginning of each year.  Options previously granted under the 2002 Plan continue to be exercised in accordance with the terms of the grants.

The following table summarizes share and exercise price information about LCNB’s equity compensation plans as of March 1, 2016.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities remaining available for future issuance under any equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	77,461 shares	$11.79	94,749 shares (1) (2)
Equity compensation plans not approved by security holders	NA	NA	NA
Total	77,461 shares	$11.79	94,749 shares

(1)

Except for restricted share awards granted under the Plan (which are not required to be reflected in this table), the only equity incentives granted under the 2015 or 2002 Plans have been stock options.

(2)

The 2002 Plan expired in 2012 and the 94,749 shares left in the plan at expiration reverted to Treasury securities, authorized unissued securities of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

LCNB has no direct employees.  All officers and other employees performing services for LCNB are employees of the Bank.  The Compensation Committee is a committee of the Board of Directors, composed solely of independent directors, and is responsible for developing the Bank’s executive compensation principles, policies and programs and approving the compensation to be paid to the Chief Executive Officer, Chief Financial Officer and each of the other named executive officers (the “named executive officers”) of the Company and the Bank.  The Compensation Committee consults with Steve P. Foster, President and Chief Executive Officer, concerning executive officer compensation, however, he does not participate in the deliberations regarding his compensation as President and Chief Executive Officer.

The primary objectives of the Bank’s executive officer compensation programs are to:

•

Provide a direct link between executive officer compensation and the interests of LCNB and LCNB’s shareholders by making a portion of executive officer compensation dependent upon the financial performance of the Bank and the consolidated corporation.

•

Support achieving the Bank’s annual and longterm goals and objectives as determined by the Bank Board.

•

Establish base salaries targeted at a market median level for comparable positions within a comparison group of companies in the banking industry when the executive is in a fully functioning role.

•

Provide executive officers with incentive compensation opportunities designed to pay total compensation levels that are above the median for above median performance.

•

Provide compensation plans and arrangements that encourage the retention of our proven team of executive officers.

The total compensation package for executive officers of the Company and the Bank includes: base salary, annual cash bonuses and incentive opportunities, which may consist of equity incentives under the 2015 Ownership Incentive Plan. Executive officers also receive other employee benefits generally available to all employees.

Generally, the named executive officers of the Bank are employed “at will” without severance agreements or employment contracts.  The Company believes that its compensation levels and structure, as well as the Company’s culture and intangibles alleviate the need for the Company to utilize employment agreements with its named executive officers.

The Company held its most recent “say-on-pay” advisory shareholder vote on the compensation of LCNB’s named executive officers at the April 2014 Annual Meeting.  The Compensation Committee noted that the Company’s proposal regarding the “say-on-pay” vote had broad support among its shareholders.  The 2014 “say-on-pay” vote results were 97.8% in favor.   At the first “say-when-on-pay” advisory vote in 2011, the Company’s shareholders voted to hold an advisory shareholder vote on the compensation of LCNB’s named executive officers once every three years.  The next advisory shareholder vote on the compensation of LCNB’s named executive officers and the advisory vote on the frequency of the say-on-pay vote will occur in 2017.

Based on the results of the 2014 “say-on-pay” vote, no specific component of the executive compensation program was altered for fiscal year 2015.  The Compensation Committee and the Company’s Board of Directors believe that the Company’s executive compensation has been appropriately tailored to its business strategies, aligns pay with performance, and reflects best practices regarding executive compensation.  The committee will continue to consider shareholder sentiments about the Company’s core principles and objectives when determining executive compensation.

Engagement of Independent Compensation Consultant

The Compensation Committee has the sole authority to engage the services of any compensation consultant or advisor. In late 2013, the Compensation Committee engaged Blanchard Consulting Group (“BCG”) to provide consulting services surrounding executive compensation programs and policies.  BCG is an independent third-party consulting group that focuses exclusively on providing compensation consulting to community banks throughout the country.  During 2014, BCG assisted LCNB with an executive compensation review, a review of the annual cash incentive plan, and assistance with a market-based equity plan review and the development of the 2015 Ownership Incentive Plan (with the assistance of LCNB’s outside legal counsel). BCG was hired directly by the Compensation Committee and does not provide any other services to LCNB.  The Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 in determining that BCG’s work does not raise a conflict of interest.

In early 2014, BCG completed work on the executive total compensation review project.  This project focused on all aspects of total compensation; including base salaries, cash incentives/bonuses, equity incentives and grants, other compensation and perquisites, and executive benefits and retirement programs.  As part of this executive total compensation review, BCG utilized a peer group of twenty-one (21) publicly traded banks in Ohio and surrounding states and gathered and reviewed total compensation and performance data for these peer banks.  A listing of the specific peer group banks utilized in the 2014 study is provided below.  The report of findings from this study was utilized for 2014 decisions, including the recommendation for the adoption at the 2015 Annual Meeting of Shareholders of the 2015 Ownership Incentive Plan.  Due to the comprehensive nature of the report, it was also utilized for 2015 compensation decisions.

In 2014, BCG also reviewed LCNB’s annual/short-term cash incentive plan compared to market best practices.  Based on the results of this review, LCNB began to conduct weekly management meetings to assess its current cash bonus program.  Significant changes were contemplated but not made for 2015, however, the Compensation Committee determined that changes would be made to the annual/short-term cash incentive plan in 2016 based on internal discussions and recommendations from BCG.  A summary of the annual/short-term cash incentive plan for 2015 is provided later in this section.

Peer Group Banks – 2014 Compensation Study

The peer group banks utilized in the executive total compensation review performed by BCG in 2014 included the following:

LNB Bancorp, Inc. (OH)	Farmers National Banc Corp. (OH)
First Citizens Banc Corp. (OH)	Premier Financial Bancorp, Inc. (WV)
Codorus Valley Bancorp, Inc. (PA)	ACNB Corporation (PA)
Franklin Financial Services (PA)	AmeriServ Financial, Inc. (PA)
HopFed Bancorp, Inc. (KY)	Farmers & Merchants Bancorp (OH)
United Bancorp, Inc. (MI)	Penns Woods Bancorp, Inc. (PA)
Community Bank Shares of Indiana, Inc. (IN)	Ohio Valley Banc Corp. (OH)
Camco Financial Corporation (OH)	MVB Financial Corp. (WV)
Kentucky Bancshares, Inc. (KY)	Tower Financial Corporation (IN)
Middlefield Banc Corp. (OH)	NB&T Financial Group, Inc. (OH)
SB Financial Group, Inc. (OH)

2015 Executive Compensation Components

Annual Base Salaries

In setting annual salaries for the named executive officers, the Compensation Committee historically considered the salaries set forth in the Ohio Bankers League Bank Compensation & Benefits Survey.  The Ohio Bankers League Bank Compensation & Benefits Survey publishes the median and certain other percentile salaries of over 300 financial institutions that take part in its survey of financial institutions in Ohio, Illinois and Missouri.  The survey does not individually identify the financial institutions that participate.

For 2015, in addition to the OBL Survey, the Compensation Committee considered the market data provided in BCG’s 2014 compensation report.  This included salary data from the previously identified peer group along with various banking industry surveys.  When setting each named executive officer’s annual salary, the Compensation Committee starts at the median salary for an equivalent position in the market, and adjusts the salary for each named executive officer based upon such officer’s history with the Company, experience overall, and general skill level.  Named executive officers with greater tenure and more experience are generally compensated above the baseline provided by the median salary identified in the market, while named executive officers with shorter tenures with the Company and less experience are generally compensated below such baseline.  The Compensation Committee uses the median salary as the starting point in setting the annual base salary for its named executive officers to help ensure that the Company’s compensation remains competitive and the Company is able to uphold its goal of maintaining stable, effective management.  Finally, the Compensation Committee compares the individual performance of the executive measured against the Board of Directors’ previously determined subjective performance objectives for each executive for the previous year.  Taking into consideration all of these factors, the Compensation Committee sets each named executive officer’s salary.

Individual Performance Objectives

The Compensation Committee establishes subjective performance objectives for each executive officer on an annual basis.  The performance objectives are tailored to the particular executive officer’s area of responsibility within the Company and the Bank.  Whether these performance objectives are achieved is one of the factors considered by the Compensation Committee when establishing annual base salaries for the following fiscal year.  Additionally, these performance objectives are used to determine a small portion of the executive officers’ annual bonuses and incentives.  For fiscal year 2015, the named executive officers were evaluated on the performance criteria set forth below:

Stephen P. Wilson – Act as the Chief Executive Officer of LCNB, providing leadership and motivation to achieve Board approved goals and objectives. Be a spokesperson for LCNB to shareholders, customers, employees, and the media.  Ensure the integrity of corporate records and various regulatory reports while supervising compliance with all applicable laws and regulations.  Ensure that proper internal controls are in place and followed to protect the integrity of financial reporting. Communicate to the Board the progress toward goals and objectives, compliance issues, policy exceptions, and operational issues and risks.

Steve P. Foster – Act as President of LCNB and the Bank, participating in setting corporate direction and goals while leading and supporting management in achieving those goals.  Manage all the Bank’s employees to produce a level of profitability that meets or exceeds budgeted sales and income goals. Ensure compliance with all applicable laws and regulations governing banking operations.  Seek profitable opportunities to expand LCNB through internal growth and acquisition.

Matthew P. Layer – Act as the Chief Lending Officer of LCNB, supervising the Bank’s loan department to ensure compliance with all applicable laws and regulations.  Maintain high asset quality in the Bank’s loan portfolio by ensuring compliance with the Bank’s loan policy and managing any policy exceptions through the Loan Committee and the Board of Directors.  Ensure the proper maintenance and control of customer and bank records to ensure the integrity of those records.  Manage the growth of the loan department to meet budgeted goals using individual goals, incentives, and marketing.  Participate as a member of the Bank’s senior management team to develop direction and goals and to assist in communicating and supporting management’s priorities.

Robert C. Haines II – Act as the Chief Financial Officer of LCNB, assuring the integrity and accuracy of corporate financial records and various regulatory reports.  Supervise the internal auditor, manage the relationship with the internal and external audit firms and act as a liaison to the Board of Director’s Audit Committee.  Supervise and direct the Bank’s data processing and item processing functions. Prepare the budget and advise the executive management team and the Board of Directors on progress toward budget goals.  Support shareholder relations by acting as LCNB’s primary contact with LCNB’s transfer agent. Participate as a member of the Bank’s executive management team to develop direction and goals and to assist in communicating and supporting management’s priorities.

Leroy F. McKay – Act as the Senior Trust Officer of LCNB, supervising the Bank’s trust department to ensure compliance with all applicable laws and regulations.  Promote growth in the trust department to ensure its future viability and to continue to meet income goals.  Supervise and maximize the return on the security portfolios of the holding company, the Bank, and the trust department. Encourage and supervise the Bank’s brokerage operation. Chair the Bank’s Privacy Committee and lead initiatives aimed at protecting customer information and complying with applicable laws and regulations.

Chair the Bank’s CRA Committee and guide the committee in maintaining an outstanding or satisfactory rating.   Participate as a member of the Bank’s executive management team to develop direction and goals and to assist in communicating and supporting management’s priorities.

Incentive Compensation

In addition to the payment of base salary and the provision of standard employee benefits, the Bank’s compensation programs provides executive officers the opportunity to earn additional compensation in the form of annual cash bonus incentives and equity incentives.

Annual Cash Bonus Incentives

 The 2015 cash bonus program for executive officers was based primarily on the performance of the Company and the performance of the executive officer in meeting assigned goals for both the Company and the officer personally.  For named executive officers as well as employees of the Bank generally, the Compensation Committee believes that it is important to create an incentive to focus on the profitability and growth of the Company.  As such, the majority of cash bonuses paid to all employees of the Company are based on the Company’s performance.  However, realizing that individual performance is not always fully recognizable solely in the Company’s performance, the executive officers are also eligible for small cash bonuses based on the achievement of the goals detailed under Performance Objectives that are communicated at the beginning of each year to each executive and are unique to each executive officer’s responsibilities.

In 2015, each named executive officer was eligible to receive a cash bonus based partially on the Company’s performance for 2015 as measured by the core return on average assets (ROAA).  Each named executive officer was eligible to receive a cash bonus ranging from 1.50% of that officer’s base salary in the event that the Company’s core ROAA was below 0.75% and up to 14.00% of that officer’s base salary in the event that the Company’s core ROAA was 1.50% and above.  In 2015, the Company’s Core ROAA was 0.95%, and so the portion of the cash bonus dependent on the Company’s performance received by the named executive officers was 3.5% of their annual base salary.

The table below sets forth the potential bonus amounts tied to ROAA for 2015.

Range of Company’s Core Return on Average Assets	Cash Bonus as a Percentage of the Named Executive Officer’s Base Salary in 2015
1.5% and above	14.0%
1.45-1.49%	13.0%
1.40-1.44%	12.0%
1.35-1.39%	11.0%
1.30-1.34%	10.0%
1.25-1.29%	9.0%
1.20-1.24%	8.0%
1.15-1.19%	7.0%
1.10-1.14%	6.5%
1.05-1.09%	6.0%

-

-

1.00-1.04%	5.5%
.95-.99%	3.5%
.90-.94%	3.0%
.85-.89%	2.5%
.80-.84%	2.0%
.75-.79%	1.5%
Below .75%	1.5%

The other portion of each named executive officer’s cash bonus was awarded based on the achievement of that individual’s subjective performance objectives.  In 2015, each named executive officer could earn up to an additional 6.0% of his base salary for meeting his individual performance objectives. This additional 6.0% of base salary is intended to encourage personal achievement of the individualized performance objectives.  Historically, LCNB focused its annual cash bonus/incentive amounts entirely on Company performance.  However, in recent years (including 2015) the Company has also utilized personal performance objectives. This small modification was made to encourage balance in the annual cash incentive plan design.  Additionally, LCNB determined in recent years that market influences made it appropriate to pay a minimal bonus for ROAA amounts below 1.0%.  This shift was based on the external reality in community banking that has impacted profitability capabilities.

Based on the 2015 Company ROAA results, the largest cash bonus that a named executive officer would have been able to achieve in 2015 was 9.5% of his annual base salary.  The Company believes that it has set the sliding scale for cash bonus compensation so that modest bonuses are achievable by the named executive officers based on adequate performance of the Company and the individual named executive officers.  However, significantly larger bonuses will only be achieved by exceptional performance both by the Company and by an individual named executive officer.  The Company believes that a maximum cash bonus/incentive award opportunity level of 20% of salary for the named executive officers is relatively modest when compared to market data.

The Company continues to implement a “Clawback” provision with respect to the 2015 cash bonus plan.  This “Clawback” allows the Company to recoup incentive compensation amounts paid to employees if these amounts were paid based on misstated financials, or if the employee commits significant misconduct.

Equity Incentives

At the 2015 Annual Meeting on April 28th, the Company’s shareholders voted to approve the 2015 Ownership Incentive Plan (the “2015 Plan”). The 2015 Plan replaced the previous equity plan that expired in 2012.  The 2015 Plan is a result of significant discussions, market analysis, and cost modeling.

At the December 14th, 2015 Board meeting the Compensation Committee recommended that the executive officers be granted restricted share awards based on continued strong financial performance and growth achieved by LCNB since 2012. The awards approved by the Board to the named executive officers are shown in the “Grants of Plan-Based Awards” table on page 29.  The value of these awards ranged between 10% and 15% of salary for the named executive officers in 2015.  The awards were not tied directly to specific performance metrics in 2015, since the 2015 Plan was not approved by shareholders until the end of April 2015. All of the grants of restricted shares vest annually in five equal installments over a five-year period beginning on the first anniversary of the grant date, subject to certain exceptions as explained in further detail below.

All awards granted under the 2015 Plan are subject to the Company’s “Clawback” policy as it may be amended from time to time.

Option Awards Under the 2002 Plan

The Company established an equity incentive plan in 2002 that allowed for stock options to be awarded to executive officers based on a performance matrix. The plan expired in 2012.  Therefore, no option awards have been granted since that time. The options previously awarded vest according to the following schedule on each anniversary of the Grant Date:

Years after the Grant Date	Vested Percentage

Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
At least 5 but no more than 10	100%

Any options which are vested and not exercised within 10 years from the date of the grant shall be deemed expired and no longer exercisable by the eligible person.

Other Compensation

The Company also provides other compensation to the named executive officers as it determines is necessary or advisable.  Mr. Foster, President and Chief Executive Officer, receives an allowance for an automobile and the named executive officers all receive payments for health insurance and long-term disability, as the Compensation Committee has decided that such small perquisites aid in the retention of the named executive officers.

Further, the Company maintains a Supplemental Income Plan for its former Chief Executive officer, Mr. Wilson.  This plan was entered into in 1996, and provides that Mr. Wilson shall receive certain benefits upon his reaching 65 years of age, or a change in control of the Company.  The Company adopted the plan in order to create an additional incentive for Mr. Wilson to continue his service with the Company as its Chief Executive Officer and to provide Mr. Wilson with added security for his retirement or in the case that the Company was sold.  The Company is currently making payments under this plan.

In addition, the Bank has a nonqualified deferred compensation benefit plan which permits named executive officers to defer all or a portion of their cash bonus, as well as certain defined benefit plans, as further detailed below.

Analysis of Total Mix of Compensation

The Board of Directors feels that the combination of making cash bonus payments based upon specific goals for each named executive officer and separate bonus payments tied to earnings goals for the Company provides the necessary incentives to reach the Company’s objectives. The cash bonus payments and the base salary together can provide the named executive officers a compensation package that is competitive with peers in the financial industry.  Additionally, the 2015 Plan provides the Company with the ability to better balance executive compensation between short-term components (base salary and annual cash bonus incentives) and longer-term components (equity incentives).

In 2016, the Company intends to make additional adjustments to the annual cash bonus plan (as discussed previously) to better balance the Company’s overall goals and the link to executive compensation. The Company will also begin using performance objectives for the 2015 Plan awards (as discussed previously), which will clearly link all incentive-based pay components to performance.

Changes in 2016 Executive Compensation

On February 8th, 2016 the Compensation Committee recommended to the Board of Directors new performance measures under the annual cash bonus program. This program is designed to reward executive officers for meeting certain goals set annually by the Committee.  Goals for 2016 include return on average assets, loan growth, deposit growth, efficiency rating, and strategic planning goals. The goals are weighted with Company performance goals accounting for 75% of the short-term cash incentive and individual performance goals accounting for 25% of the cash incentive. If those Company and individual performance goals are substantially met, each named executive officer can receive an award equal to 10% of his 2016 base salary. Substantially exceeding the Company and individual performance goals can increase the cash award to a maximum of 20% of base salary. The Company performance goals for the 2016 annual cash bonus program are:

Return on Average Assets

40%

Total Loan Growth

20%

Total Deposit Growth

  5%

Efficiency Ratio

10%

The individual performance goals are weighted 25% and are tied to each named executive officer’s strategic planning goals as defined in the LCNB Strategic Plan.

The Compensation Committee also recommended to the Board of Directors the implementation of specific performance measures with respect to the 2015 Plan. The Board of Directors approved the use of earnings per share and total asset growth as performance measures to reward the executive officers. Earnings per share and total asset growth will be based on the Board approved budget. The Compensation Committee established a range of awards based on the achievement of those goals. The awards are calculated using a percentage that is applied to each executive officer’s salary to arrive at a calculated number of shares. That percentage ranges from 0% of salary to a maximum of 20% of salary for most named executive officers. The CEO’s range is 0% to a maximum of 30% of salary. This plan will be effective based on the performance measures achieved in 2016.  The dollar amounts that are earned will be converted to a specific number of shares based on the value of the shares on the date of grant.  The shares will be granted from the 2015 Plan that was approved by LCNB’s shareholders.

Forward Looking Statements

The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets, and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Compensation: Compensation Tables

The following summary compensation table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to the named executive officers.  The named executive officers are employees of the Bank.  The Bank is a wholly-owned subsidiary of LCNB.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Restricted Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Non-Qualified Deferred Compensation Earnings($)	All Other Compensation	Total ($)
Stephen P. Wilson, Chairman of the Board (4)	2015 2014 2013	$ 271,000 $ 263,000 $ 255,000	81,300 N/A N/A	N/A N/A N/A	$ 25,745 $ 24,985 $ 29,325	$264,868(2) $478,263 $ 97,747	$ 23,519(3) $ 24,162 $ 24,227	$ 666,432 $ 790,410 $ 406,299
Steve P. Foster, President and Chief Executive Officer (5)	2015 2014 2013	$ 212,000 $ 190,000 $ 184,000	63,600 N/A N/A	N/A N/A N/A	$ 20,140 $ 18,050 $ 21,160	$202,027(2) $372,172 $ 65,820	$ 22,916(3) $ 21,675 $ 22,114	$ 520,703 $ 601,808 $ 293,094
Robert C. Haines II, Executive Vice President and Chief Financial Officer	2015 2014 2013	$ 129,000 $ 114,000 $ 107,000	25,800 N/A N/A	N/A N/A N/A	$ 12,256 $ 10,830 $ 12,305	$ 2,720(2) $ 50,766 $(12,075)	$ 17,951(3) $ 17,832 $ 16,427	$ 187,735 $ 169,576 $ 124,505
Matthew P. Layer, Executive Vice President	2015 2014 2013	$ 129,000 $ 114,000 $ 110,000	25,800 N/A N/A	N/A N/A N/A	$ 12,255 $ 10,830 $ 12,650	$ 29,068 (2) $ 97,689 $ (13,822)	$ 5,999(3) $ 5,801 $ 5,484	$ 202,122 $ 228,320 $ 114,312
Leroy F. McKay, Executive Vice President	2015 2014 2013	$ 129,000 $ 118,500 $ 114,000	25,800 N/A N/A	N/A N/A N/A	$ 12,255 $ 11,258 $ 13,110	$ 73,268(2) $109,701 $ 18,086	$ 7,636(3) $ 6,699 $ 8,996	$ 247,959 $ 246,158 $ 151,102

(1)

See “Terms of Restricted Share Grants” below for a description of the terms of the grants of restricted shares shown in the Restricted Stock Awards column. The amounts in the Restricted Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718.  Assumptions used in determining fair value are disclosed in the footnote “Stock Based Compensation” located on pages 89-91 of LCNB’s Annual Report in Form 10-K for the year ended December 31, 2015.

(2)

Includes above market interest paid on the non-qualified deferred compensation plan as follows: Mr. Wilson, $57,379; Mr. Foster, $34,640; Mr. McKay, $8,947; Mr. Layer, $4,489 and Mr. Haines, $1,434. The above market interest rate is calculated by subtracting 120% of the federal long-term rate (2.61) from the rate paid by the Bank on the deferred compensation funds (currently 8%). The resulting difference of 4.87% was used to calculate the above market interest disclosed in the above table. Also includes the change in aggregate increase/decrease in the actuarial present value of the officer’s accumulated benefit under the Bank’s defined benefit plan as follows: Mr. Wilson, $10,511; Mr. Haines, $1,286; Mr. Foster, $2,181; Mr. McKay, $64,321; and Mr. Layer, $24,579. Also includes the change in aggregate increase in the actuarial present value of the officer’s accumulated benefit under the Bank’s Non-Qualified benefit plan as follows: Mr. Wilson, $-6,187; and Mr. Foster, $165,206.  Also includes the change in actuarial present value of Mr. Wilson’s supplemental income plan of $203,165.  The aggregate decrease in actuarial present value, where applicable, was due to a large increase from the previous year in the discount rate used to calculate the present value.

(3)

Includes Bank director fees for: Mr. Wilson, $14,000; and Mr. Foster, $14,000.  Includes health and long-term disability payments as follows: Mr. Wilson, $6,510; Mr. Haines, $9,107; Mr. Foster, $6,294; Mr. McKay, $7,636; and Mr. Layer, $5,999.  Includes auto allowance for Mr. Wilson of $3,009 and Mr. Foster of $2,622.  Includes 401(k) contributions for Mr. Haines of $8,844.

(4)

Mr. Wilson retired from his role as Chief Executive Officer on December 31, 2015.

(5)

Mr. Foster became the Company’s Chief Executive Officer on January 1, 2016.

Terms of Restricted Share Grants. All of the grants of restricted shares listed in the above table vest annually in five equal installments over a five-year period beginning on the first anniversary of the grant date, provided, however, that: (a) the respective grantee remains employed through the applicable vesting date and (b) vesting will be accelerated upon the grantee’s death, incapacity or retirement (after attaining the age of 65). Upon a change of control of the Company as defined in the 2015 Plan, 100% of the restricted shares will vest if at any time during the three months prior to the effective date of any change of control to the first anniversary of such change of control: (a) the grantee’s employment is terminated without cause, or (b) the grantee terminates employment for good reason. The grantees are eligible to receive dividends and other distributions declared by the Company on the restricted shares.

The following table summarizes for fiscal year 2015 each grant of an award under the Company’s non-equity and equity incentive plans to the named executive officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units (2)	Grant Date Fair Value of Stock Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Stephen P. Wilson	2/16/15		$24,985	$52,600
Steve P. Foster	2/16/15		$18,050	$38,000
Robert C. Haines II	2/16/15		$10,830	$22,800
Matthew P. Layer	2/16/15		$10,830	$22,800
Leroy F. McKay	2/16/15		$11,258	$23,700
Stephen P. Wilson	12/28/15							5,255	$81,300
Steve P. Foster	12/28/15							4,111	$63,600
Robert C. Haines II	12/28/15							1,668	$25,800
Matthew P. Layer	12/28/15							1,668	$25,800
Leroy F. McKay	12/28/15							1,668	$25,800

(1)

Although the Estimated Future Payouts are provided in the table, the awards were granted in 2014 and are disclosed in the “Summary Compensation Table.”

(2)

The grants of restricted shares shown in this column were made under the 2015 Plan. See “Terms of Restricted Stock Grants” above for a description of the terms of the grants of restricted shares shown in this table.

(3)

The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718.  Assumptions used in determining fair value are disclosed in the footnote “Stock Based Compensation” located on pages 89-91 of LCNB’s Annual Report in Form 10-K for the year ended December 31, 2015.

All employees, including the named executive officers, participate in a Non-Equity Incentive Plan.  This plan rewards employees based on the financial performance of the Company as described in the Compensation Discussion and Analysis.  The estimated future payouts for the named executive officers in the above table are calculated using the ROAA scale established by the Compensation Committee and approved by the Board.  Each named executive officer was eligible to receive a cash bonus ranging from 1.50% of that officer’s base salary in the event that the Company’s core ROAA was  below .75% and 14.00% of that officer’s base salary in the event that the Company’s core ROAA was 1.5% and above. The appropriate percentage is multiplied by the officer’s base salary to determine the cash award.

The following table summarizes, as of the end of fiscal year 2015 for each of the named executive officers, information concerning unexercised options and unvested stock and equity incentive plan awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#) (9)	Market Value of Shares or Units of Stock that have not Vested ($) (11)
Stephen P. Wilson	2,650(1) 2,644(2) 4,475(3) 6,111(4) 4,729(5) 4,665(6) 2,262(7)	0 0 0 0 0 1,166 1,508	$18.95 $17.88 $12.55 $ 9.00 $11.50 $11.85 $12.60	01/30/16 02/05/17 02/19/18 01/26/19 02/21/20 02/14/21 02/13/22	5,255(10)	$85,972
Steve P. Foster	1,460(1) 1,510(2) 2,631(3) 3,889(4) 3,130(5) 3,059(6) 1,583(7)	0 0 0 0 0 765 1,056	$18.95 $17.88 $12.55 $ 9.00 $11.50 $11.85 $12.60	01/30/16 02/05/17 02/19/18 01/26/19 02/21/20 02/14/21 02/13/22	4,111(10)	$67,256
Robert C. Haines II (8)	N/A N/A N/A 1,972(4) 1,586(5) 1,654(6) 823(7)	N/A N/A N/A 0 0 414 549	$18.95 $17.88 $12.55 $ 9.00 $11.50 $11.85 $12.60	01/30/16 02/05/17 02/19/18 01/26/19 02/21/20 02/14/21 02/13/22	1,668(10)	$27,288

-

-

Matthew P. Layer(8)	N/A N/A N/A 467(4) 743(5) 933(6) 616(7)	N/A N/A N/A 0 0 467 615	$18.95 $17.88 $12.55 $ 9.00 $11.50 $11.85 $12.60	01/30/16 02/05/17 02/19/18 01/26/19 02/21/20 02/14/21 02/13/22	1,668(10)	$27,288
Leroy F. McKay(8)	N/A N/A N/A 2,694(4) 2,087(5) 2,001(6) 968(7)	N/A N/A N/A 0 0 500 645	$18.95 $17.88 $12.55 $ 9.00 $11.50 $11.85 $12.60	01/30/16 02/05/17 02/19/18 01/26/19 02/21/20 02/14/21 02/13/22	1,668(10)	$27,288

(1)

Vested 20% in 2007, 20% in 2008, 20% in 2009, 20% in 2010, and 20% in 2011

(2)

Vested 20% in 2008, 20% in 2009, 20% in 2010, 20% in 2011, and 20% in 2012

(3)

Vested 20% in 2009, 20% in 2010, 20% in 2011, 20% in 2012, and 20% in 2013

(4)

Vested 20% in 2010, 20% in 2011, 20% in 2012, 20% in 2013, and 20% in 2014

(5)

Vested 20% in 2011, 20% in 2012, 20% in 2013, 20% in 2014, and 20% in 2015

(6)

Vested 20% in 2012, 20% in 2013, 20% in 2014, and 20% in 2015

(7)

Vested 20% in 2013, 20% in 2014, and 20% in 2015

(8)

Mr. Haines, Mr. McKay, and Mr. Layer were not eligible to participate in the Equity Incentive Plan until 2008

(9)

Represents the number of restricted share awards that have not vested as of December 31, 2015.

(10)

Represents restricted shares awarded by the Board of Directors on December 28, 2015 pursuant to the Plan. The restricted shares vest annually in five equal installments beginning on December 28, 2016.

(11)

Represents the value of the unvested restricted stock awards based on the Company’s closing stock price on December 31, 2015 of $16.36.

Option Exercises and Stock Vested

During the year ended December 31, 2015 no named executive officer exercised options or had a stock award vest.

Defined Benefit Plan Disclosure

In 1954, the Bank adopted the LCNB National Bank Employees Pension Plan (the “Pension Plan”) a defined benefit plan.  Employees hired on or after January 1, 2009 are not eligible to participate in the Pension Plan, however, some employees that were hired before that date continue to participate in the Pension Plan.  Effective February 1, 2009, employees whose age plus vesting service equaled 55 to 64 will receive a monthly retirement benefit equal to 40% of the participant’s average monthly compensation. Employees whose age plus vesting service equaled less than 55 will receive a monthly retirement benefit equal to 30% of the participant’s average monthly compensation.  A participant’s average monthly compensation is based on the five consecutive years of a participant’s employment with the Bank that produce the highest monthly average.  Benefits are not reduced by Social Security payments or by payments from other sources and are payable in the form of a life annuity (ten years certain).

All employees are eligible to participate in the company’s enhanced 401(k) plan.  Employees receive a 50% employer match on their contributions into their 401(k) plans, up to a maximum LCNB contribution of 3% of each individual employee’s annual compensation.

Certain highly compensated employees are eligible to participate in a nonqualified defined benefit retirement plan.  The nonqualified plan ensures that participants receive the full amount of benefits to which they would have been entitled under the noncontributory defined benefit retirement plan in the absence of limits on benefit levels imposed by certain sections of the Internal Revenue Code.

The following table summarizes, as of the end of fiscal year 2015 for each of the Company’s named executive officers, information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Stephen P. Wilson	Defined Benefit Plan Non-Qualified Plan Supplemental Income	40 19	1,331,184 485,545 730,574	None None None
Steve P. Foster	Defined Benefit Plan Non-Qualified Plan	38	700,783 718,043	None
Robert C. Haines II	Defined Benefit Plan	21	74,457	None
Matthew P. Layer	Defined Benefit Plan	34	350,293	None
Leroy F. McKay	Defined Benefit Plan	20	660,321	None

The Defined Benefit Plan’s actuarial assumptions used in 2015 included a discount rate of 4.34%, an expected long-term rate of return for Plan assets of 4.34% and a future compensation rate increase of 3%. The expected long-term rate of return on Plan assets was determined using historic returns on investments, adjusted for expected long-term interest rates.

The Bank also maintains a supplemental income plan for former Chief Executive Officer and current Chairman of the Board, Stephen P. Wilson.  This plan began January 1, 1996.  Mr. Wilson will receive an estimated annual benefit of $95,074, beginning on July 1, 2016.  Monthly benefits were determined by calculating 2.5% of the executive’s highest monthly average compensation and multiplying that sum by the lesser of the executive’s years of service or ten.  This benefit is paid in 120 monthly payments.

The following table summarizes, as of the end of fiscal year 2015, for each of the Company’s named executive officers, information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Stephen P. Wilson	24,985	None	95,646	None	1,245,737
Steve P. Foster	18,050	None	57,743	None	752,252
Robert C. Haines II	4,332	None	2,392	None	31,387
Matthew P. Layer	9,206	None	7,485	None	97,946
Leroy F McKay	11,258	None	14,916	None	194,734

-

(1)

The Executive Officers’ contributions are also included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)

The portion of the Aggregate Earnings is also included in the Summary Compensation Table under Non-Qualified Deferred Compensation Earnings because the Bank is paying an above market rate on the aggregate balances that the Executive Officers have deferred.  Those amounts for each officer are: Mr. Wilson, $57,379; Mr. Foster, $34,640; Mr. Haines, $1,434; Mr. Layer, $4,489.35; and Mr. McKay, $8,947.

The Bank has a benefit plan which permits named executive officers to defer all or a portion of their cash bonus. The deferred compensation balance, which accrues interest at 8% annually, is distributable in cash after retirement or termination of employment either in one lump sum payment or ten equal payments over a period of ten years, in the discretion of the executive officer.  Through the Compensation Committee, the LCNB Board of Directors determines the interest rate that will be used to calculate earnings under the plan.

Termination and Change in Control Payments

The Company does not have employment agreements with its named executive officers. Therefore, these officers are employees at will and a termination of these named executive officers as of December 31, 2015 would not have triggered any payment obligations of the Company under their employment arrangements.  However, under some of the Company’s other benefit plans, the named executive officers would have been entitled to receive payments if a termination or change in control happened on December 31, 2015.

The 2015 Ownership Incentive Plan and the 2002 Plan each contain a double-trigger change of control clause that accelerates vesting upon a change of control as follows: the period beginning three months prior to the effective date of any change of control of the Company and ending on the first anniversary of such a change of control, one hundred percent of the ownership incentives granted which have been outstanding for at least six months shall vest and be exercisable by the holder in the event that (a) the holder’s status as an employee is involuntarily terminated by the Company for any reason other than cause, or (b) the holder voluntarily terminates his status as an employee as the result of a material reduction in the option holder’s duties, title, or compensation from the Company.  Thus, if there was a change in control on December 31, 2015 and the named executive officers were terminated or experienced material reductions in their duties, all of the ownership incentives held by the named executive officers for longer than six months would vest.

Upon such events, the named executive officers would have the following amount of restricted shares vest under the 2015 Ownership Incentive Plan:

Stephen P. Wilson	5,255
Steve P. Foster	4,111
Robert C. Haines II	1,668
Matthew P. Layer	1,668
Leroy F. McKay	1,668

Upon such events, the named executive officers would have options convertible into the following amount of the Company’s Common Shares vest under the 2002 Plan:

Stephen P. Wilson	30,030
Steve P. Foster	20,555
Robert C. Haines II	6,998
Matthew P. Layer	8,061
Leroy F. McKay	8,895

The Deferred Compensation Plan provides that in the event of any termination of a named executive officer, or a change in control of the Company, the named executive officers affected by the termination or change in control are entitled to receive the entire amount of the deferred compensation in their account as of the next valuation date after such event.  The named executive officer may elect whether to receive the deferred compensation in one lump sum, or in annual payments over ten years.  In the event that each of the named executive officers experienced a termination event on December 31, 2015, each would be entitled to receive the following amounts under the Deferred Compensation Plan:

Stephen P. Wilson	$ 1,245,728
Steve P. Foster	$ 752,252
Robert C. Haines II	$ 31,387
Matthew P. Layer	$ 97,946
Leroy F. McKay	$ 194,734

For the purposes of the Deferred Compensation Plan, a change in control would be deemed to have occurred if:

•

a person or group obtained control of 50% of the Company’s stock,

•

a person or group acquires 35% of the Company’s stock within a 12 month period,

•

a majority of the members of the Board of Directors are replaced within a 12 month period without the endorsement of a majority of the members of the board, or

•

any person or group acquires assets from the Company worth at least 40% of the fair market value of all of the assets of the Company.

For purposes of the 2015 Ownership Incentive Plan, a change in control would be deemed to have occurred if:

•

a person or group acquires ownership of the Company’s shares representing more than 50% of total fair market value or total voting power,

•

a majority of the members of the Board of Directors are replaced without their approval, or

-

--

•

one person or group acquires assets representing 50% or more of the total gross fair market value of all the assets of the Company.

For purposes of the 2002 Plan, a change in control would be deemed to have occurred if:

•

a person or group obtained control of 50% of the Company’s stock, or

•

a merger or sale of substantially all of the assets, reorganization, or the a majority of the members of the Board of Directors are replaced, without the approval of the Board of Directors.

The Company maintains a Supplemental Income Plan for Stephen P. Wilson.  Pursuant to this Supplemental Income Plan, Mr. Wilson or his estate would be entitled to payment of the present value of benefits that he has accrued under the plan in the event that Mr. Wilson died or was disabled on or before December 31, 2015, or a change of control of the Company or the Bank occurred on that date.  The present value of the benefits under the plan as of December 31, 2015 was $730,574.  In the event that Mr. Wilson left the Company for any other reason (other than for cause) on December 31, 2015, he would not be entitled to receive any acceleration of the payments otherwise due to him under the plan.  If Mr. Wilson was terminated for cause on December 31, 2015, the Company would not have to make any future payments to him under the plan.

For the purposes of the Supplemental Income Plan, a change of control means:

•

a person or group acquires 30% or more of the Bank’s shares,

•

a reorganization of the Bank where persons who were not shareholders of the Bank prior to the reorganization own more than 50% of the Bank’s stock,

•

a liquidation of the Bank, or

•

a sale of all or substantially all of the Bank’s assets.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management of the Company and, based on that review and those discussions, has recommended its inclusion in the Company’s annual report on Form 10-K and in this Proxy Statement.

The Compensation Committee of LCNB National Bank is comprised of the following persons:

Rick L. Blossom	Anne E. Krehbiel
Spencer S Cropper	John H. Kochensparger III
George L. Leasure

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm selected by the Audit Committee for the previous year 2015 was BKD, LLP.  A representative of BKD, LLP will be present at the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by BKD, LLP for professional services rendered for the annual audit of the Company’s annual financial statements, the audit of the internal control over financial reporting and the reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal year 2015 were $177,378 and for fiscal year 2014 were $172,868.

Audit-Related Fees

The aggregate fees billed by BKD, LLP for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and not reported under the paragraph immediately above entitled “Audit Fees” were $23,700 for fiscal year 2015 and $33,500 for fiscal year 2014.  Audit-related fees consisted of accounting consultation and other matters in 2015, as well as audit in connection with the acquisition of Eaton National Bank & Trust Co. in 2014.

Tax Fees

The aggregate fees billed by BKD, LLP for fiscal year 2015 for professional services rendered for tax services, including any tax compliance, tax advice, and tax planning, were $19,650.  Tax fees consisted of Federal, state and local income and franchise tax return preparation, tax planning and assistance with a tax examination in fiscal year 2015.  The aggregate fees billed by BKD, LLP for fiscal year 2014 were $9,200.

As required by the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the approval of all audit and permitted non-audit services performed by the independent public accountants for the Company.  The entire Audit Committee determines whether to approve such services and, therefore, no other pre-approval policies or procedures are currently in place.  The Audit Committee approved 100% of the audit and permitted non-audit services performed by BKD, LLP.  The Audit Committee has considered and ultimately determined that the provision of any of the non-audit or other services provided by BKD, LLP to the Company is compatible with maintaining BKD, LLP’s independence.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 26, 2016.  The proxy statement and annual report to security holders are available at http://www.lcnbcorp.com.

The proxy statement, annual report to security holders and form of proxy are being made publicly available, free of charge, on the aforementioned website, which will remain available through the conclusion of the Annual Meeting of Shareholders to be held on April 26, 2016 at 10:00 a.m. at the principal executive offices of LCNB Corp. at 2 North Broadway, Lebanon, Ohio 45036.  If you need directions to the location of the annual meeting in order to attend the meeting and vote in person, please call 1-800-344-2265.

2017 ANNUAL MEETING

In order for any shareholder proposals for the 2017 annual meeting of shareholders to be eligible for inclusion in the Company’s proxy statement relating to that meeting to be presented for shareholder action at that meeting, they must be received by the Secretary of the Company at P.O. Box 59, Lebanon, Ohio 45036, prior to November 16, 2016.  The form of proxy distributed by the Company with respect to the 2017 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than management) if the Company does not receive notice of that matter at the above address prior to January 30, 2017.

OTHER MATTERS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring other matters before the meeting.  However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

By Order of the Board of Directors

/s/Steve P. Foster

Steve  P. Foster

President & Chief Executive Officer

Appendix A

Article FOURTH (A) of the Amended and Restated Articles of Incorporation of LCNB Corp.

FOURTH:

(A)

The maximum number of Common Stock which the Corporation is authorized to have outstanding is Nineteen Million (19,000,000) shares, all of which shall be without par value.

REVOCABLE PROXY

LCNB CORP.

[   ]  PLEASE MARK VOTES

        AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS April 26, 2016	1. Proposal 1. Election of Directors. The nominees for the Class II Directors to serve a three-year term and until their successors are elected and qualified are:	FOR [ ]	WITH- HOLD [ ]	FOR ALL EXCEPT [ ]
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Class II – Steve P. Foster

Class II – Anne E. Krehbiel

Class II – Valerie S. Krueckeberg

INSTRUCTION:  To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

 ________________________________________________________

The undersigned hereby appoints Joseph W. Schwarz, Kathleen Porter Stolle, and Benard H. Wright, Jr., and each of them, with full power of substitutions, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of LCNB Corp. which the undersigned is entitled to vote at the annual meeting of the shareholders of said Company scheduled to be held on April 26, 2016 at 2 North Broadway, Lebanon, Ohio or at any adjournments or recesses thereof.

	2. Proposal 2. To amend the Amended and Restated Articles of Incorporation to increase the amount of authorized common stock from 12,000,000 to 19,000,000 shares.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Please mark X in the appropriate box. The Board of Directors recommends a FOR vote for each of proposals 1, 2 and 3.	3. Proposal 3. To ratify the appointment of BKD, LLP as the independent registered accounting firm for the company.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR the election of Directors and the ratification of the accountants.

ALL FORMER PROXIES ARE HEREBY REVOKED

Please be sure to sign and date

Date

this Proxy in the box below

_______________________

_________________________________________________

Shareholder sign above

Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

LCNB CORP.

P.O. Box 59, Lebanon, Ohio  45036

(Please sign exactly as your name appears hereon.  All joint owners should sign.  When signing in a fiduciary capacity or as a corporate officer, please give your full title as such)

Please mark, sign, date and mail this proxy in the envelope provided.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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